Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109326 of PartnerRe Ltd. on Form S-3 of our reports dated February 9, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s change in method of accounting for goodwill, derivative instruments and hedging activities, Mandatorily Redeemable Preferred Securities and Trust Preferred Securities) appearing and incorporated by reference in the Annual Report on Form 10-K of PartnerRe Ltd. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche
Hamilton, Bermuda
March 18, 2004